Exhibit 99.3

AMENDMENT NO. 2
TO
SHAREABLEE, INC.
2013 STOCK OPTION/STOCK ISSUANCE PLAN
Effective as of January 27, 2015
WHEREAS, Shareablee, Inc. (the “Corporation”) sponsors and maintains the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan, as amended (the “Plan”);
WHEREAS, there are currently 2,148,597 shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the Plan;
WHEREAS, the Board of Directors of the Corporation (the “Board”) believes it is in the best interest of the Corporation to increase the number of shares of Common Stock reserved for issuance under the Plan from 2,148,597 by 1,101,403 shares to 3,250,000;
WHEREAS, the increased number of shares is subject to stockholder approval for the purpose of granting incentive stock options;
WHEREAS, the Board believes it is in the best interest of the Corporation to provide the Plan Administrator (as defined in the Plan) with the discretion to vary the post-termination exercise period of options granted under the Plan from the terms set forth in Article Two, Section I.C.1. of the Plan; and
WHEREAS, Article Four of the Plan reserves to the Board the right to amend the Plan at any time and from time to time;
NOW, THEREFORE, effective as of the date hereof, and subject to stockholder approval with respect to the amendment of Article One, Section V.A., the Plan is amended as follows:
1.Stock Subject to the Plan.
Article One, Section V.A. of the Plan is hereby amended and restated in its entirety, to read as follows:
“A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired shares of Common Stock. The maximum number of shares of Common Stock that may be issued and outstanding or subject to options outstanding under the Plan shall not exceed THREE MILLION TWO HUNDRED FIFTY THOUSAND (3,250,000) shares.”
2.Effect of Termination of Service.
The introductory clause of Article Two, Section I.C.1. is hereby amended and restated in its entirety, to read as follows:
“Except as set forth in the documents evidencing an option grant, the following provisions shall govern the exercise of any options held by the Optionee that remain outstanding at the time of cessation of Service or death:”
Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.